EXHIBIT 99.2
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                                SUN BANCORP, INC.


               NEWS RELEASE NEWS RELEASE NEWS RELEASE NEWS RELEASE


                          ****FOR IMMEDIATE RELEASE****


          FOR MORE INFORMATION, CONTACT: Robert F. Mack (609) 691-7700


Vineland, NJ........July 20, 1998                                    PAGE 1 OF 2


                       SUN BANCORP, INC. TO PURCHASE EIGHT
                        BENEFICIAL NATIONAL BANK BRANCHES

         Bernard A. Brown, Chairman, and Philip W. Koebig, III, Executive Vice President of Sun Bancorp, Inc., the Vineland New Jersey parent holding company of Sun National Bank, announced today that Sun Bancorp, Inc. has signed a definitive agreement to purchase eight Delaware branches and commercial relationships from Household Bank, f.s.b., the successor to Beneficial National Bank. The purchase includes approximately $168 million in deposits and $140 million in loans.

         "We are pleased to have an opportunity to strengthen expand our presence into Delaware," commented Brown. "Sun has developed a reputation for being a community bank that focuses on the needs of its customers. Will continue to provide the same level of high quality, personalized service and responsiveness that Beneficial Bank has provided in Delaware since 1952."

   P.O. Box 549, 226 Landis Avenue, Vineland, New Jersey 08360 (609) 691-7700

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                                                                   SUN
                                                                   Bancorp, Inc.

SUN BANCORP, INC. TO PURCHASE BENEFICIAL BRANCHES

July 20, 1998                                                        Page 2 of 2





         "This is an exciting opportunity to offer our new customers the continuation of a wide range of products and services," remarked Koebig, who also serves as President and CEO of Sun National Bank. "Sun National Bank, like Beneficial Bank, has a long standing strong commitment to community service. We look forward to working with the management and staff to meet the deposit and credit needs of individuals and small businesses in New Castle County."

         Koebig also commented that this is the tenth in a series of purchases during the past four years that have continued to fulfill Sun's strategic growth goals. During that period of time, the total assets of Sun will have grown from $113 million in 1994 to total assets in excess of $1.3 billion following the completion of the transaction with Household Bank. The transaction is subject to regulatory approval and the raising of additional capital. It is expected to close during December of 1998.

         Sun Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol SNBC. Household Bank, f.s.b., is a subsidiary of Household International, Inc. (NYSE: HI).


   P.O. Box 549, 226 Landis Avenue, Vineland, New Jersey 08360 (609) 691-7700